Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-227399 on Form S-3/A as amended of General Finance Corporation of our report dated September 12, 2019 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of General Finance Corporation for the year ended June 30, 2019, and to the reference to us under the heading "Experts" in the prospectus.

Crowe LLP

Sherman Oaks, California
June 8, 2020